CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the captions "Financial Highlights", and "Accountants and Legal Counsel" in Amendment No. 5 under the Investment Company Act of 1940 in the Registration Statement (Form N-2 No. 811-21655) and related Private Placement Memorandum and Statement of Additional Information of A T Funds Investment Trust, and to the incorporation by reference therein of our report dated May 23, 2006, with respect to the financial statements and financial highlights of A T Fund of Funds, the sole series of A T Funds Investment Trust, included in its Annual Report for the year ended March 31, 2006, filed with the Securities and Exchange Commission.




                                                         Los Angeles, California
                                                         September 15, 2006